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Term Sheet No. G10 To the Product Supplement No. G-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 September 4, 2009

$ Bearish ProNotes® due October 4, 2012 Linked to the Performance of the Currencies Composing the U.S. Dollar Index® (DXY)

General

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The securities are 100% principal protected at maturity, subject to the credit of the Issuer, and are designed for investors who seek a leveraged return linked to the performance of the U.S. dollar relative to a basket of six currencies. The notes will provide a leveraged return at maturity if the value of the U.S. dollar depreciates relative to the weighted basket of foreign currencies. Investors should be willing to forgo interest payments.

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Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing October 4, 2012.†

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about September 30, 2009 (the "Trade Date") and are expected to settle on or about October 5, 2009. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse, acting through its Nassau Branch
Basket:
The securities are linked to a weighted basket consisting of six currencies (each a "Basket Currency," and together, the "Basket Currencies") that measures the performance of the U.S. dollar relative to the Basket Currencies. Each Basket Currency is identified in the table below, together with its Fixing Source, Fixing Time, the Spot Rate on the Trade Date and Weighting:
	Basket Currency	Fixing Source	Fixing Time	Spot Rate	Weighting
	Eurozone euro ("EUR")	Reuters page: WMRSPOT05	4:00 PM London		57.60%
	Japanese yen ("JPY")	Reuters page: WMRSPOT12	4:00 PM London		13.60%
	British pound ("GBP")	Reuters page: WMRSPOT07	4:00 PM London		11.90%
	Canadian dollar ("CAD")	Reuters page: WMRSPOT09	4:00 PM London		9.10%
	Swedish krona ("SEK")	Reuters page: WMRSPOT07	4:00 PM London		4.20%
	Swiss franc ("CHF")	Reuters page: WMRSPOT07	4:00 PM London		3.60%
Currency of the Issue:	United States dollars
Participation Rate:	Expected to be between 100% and 110% (to be determined on the Trade Date).
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below.
Basket Return:	•	If the Final Basket Level is less than the Initial Basket Level, the Basket Return will be positive and will be calculated as follows:
		Participation Rate x	Initial Basket Level—Final Basket Level Initial Basket Level
	•	If the Final Basket Level is greater than or equal to the Initial Basket Level, the Basket Return will equal zero.
If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive only your principal amount at maturity.
Initial Basket Level:	The Basket Level on the Trade Date, as determined by the Calculation Agent at approximately 2:00 PM New York time.
Final Basket Level:	The Basket Level on the Valuation Date, as determined by the Calculation Agent at approximately 4:00 PM London time.
Basket Level:
On any trading day, the level of the Basket is calculated as follows.
100 × [0.501435 × ((EUR Function) × (JPY Function) × (GBP Function) × (CAD Function) × (SEK Function) × (CHF Function))]
The EUR Function, JPY Function, GBP Function, CAD Function, SEK Function and CHF Function refer to the Basket Currency Function on the relevant trading day for the Eurozone euro, Japanese yen, British pound, Canadian dollar, Swedish krona and Swiss franc, respectively.
Basket Currency Function:	With respect to each Basket Currency, the Spot Rate on the relevant trading day for such Basket Currency raised to the power of the Weighting for such Basket Currency.
Spot Rate:
For each Basket Currency, the Spot Rate on any trading day except for the Trade Date, will be the midprice, which is the average of the bid price and the ask price for the relevant Basket Currency from the relevant Fixing Source or any successor thereto at the relevant Fixing Time. For each Basket Currency, the Spot Rate on the Trade Date, is the exchange rate of the U.S. dollar relative to the applicable Basket Currency determined by the Calculation Agent at approximately 2:00 PM New York time. The Spot Rate will be expressed as the number of units of such Basket Currency per one U.S. dollar. The Spot Rate is subject to the provisions set forth under "Description of the Securities—Market disruption events" in the accompanying product supplement.
Valuation Date:†	October 1, 2012
Maturity Date:†	October 4, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EMV3

†    Subject to postponement in the event of a market disruption event as described under "Description of the Securities—Market disruption events" in the accompanying product supplement.

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 4 of this term sheet and "Risk Factors" beginning on page PS-2 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$7.50	$992.50

Total	$	$	$

(1)
For more detailed information, please see "Supplemental Plan of Distribution" on the last page of this term sheet.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, the securities are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

Credit Suisse

September 4, 2009

Additional Terms Specific to the Securities

You should read this term sheet together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Product supplement No. G-I dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003140/a2191821z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

  •
  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this term sheet and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance of the Basket from +100% to -100%. The hypothetical Redemption Amounts set forth below assume an Initial Basket Level of 78.71 and Participation Rate of 105% (the midpoint of the expected range set forth on the cover of this term sheet). The actual Participation Rate will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The numbers appearing in the table and the examples below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Redemption Amount
157.42	100.00%	0.00%	$1,000.00
149.55	90.00%	0.00%	$1,000.00
141.68	80.00%	0.00%	$1,000.00
133.81	70.00%	0.00%	$1,000.00
125.94	60.00%	0.00%	$1,000.00
118.07	50.00%	0.00%	$1,000.00
110.19	40.00%	0.00%	$1,000.00
102.32	30.00%	0.00%	$1,000.00
94.45	20.00%	0.00%	$1,000.00
90.52	15.00%	0.00%	$1,000.00
86.58	10.00%	0.00%	$1,000.00
82.65	5.00%	0.00%	$1,000.00
78.71	0.00%	0.00%	$1,000.00
74.77	-5.00%	5.25%	$1,052.50
70.84	-10.00%	10.50%	$1,105.00
66.90	-15.00%	15.75%	$1,157.50
62.97	-20.00%	21.00%	$1,210.00
55.10	-30.00%	31.50%	$1,315.00
47.23	-40.00%	42.00%	$1,420.00
39.36	-50.00%	52.50%	$1,525.00
31.48	-60.00%	63.00%	$1,630.00
23.61	-70.00%	73.50%	$1,735.00
15.74	-80.00%	84.00%	$1,840.00
7.87	-90.00%	94.50%	$1,945.00
0.00	-100.00%	105.00%	$2,050.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The equation below illustrates how the hypothetical Initial Basket Level would be calculated. The calculation of the hypothetical Initial Basket Level assumes the Spot Rates and the Weightings for each Basket Currency as set forth in the table below. The actual Spot Rate for each Basket Currency will be determined on the Trade Date. The numbers appearing in the table and the example below have been rounded for ease of analysis.

Basket Currency	Spot Rate	Weighting	Basket Currency Function
Eurozone euro ("EUR")	0.7030	57.60%	0.816293366
Japanese yen ("JPY")	92.920	13.60%	1.852093000
British pound ("GBP")	0.6188	11.90%	0.944484000
Canadian dollar ("CAD")	1.1042	9.10%	1.00906100
Swedish krona ("SEK")	7.2768	4.20%	1.08693000
Swiss franc ("CHF")	1.0655	3.60%	1.00228700

  Initial Basket Level = 100 × [0.501435 × ((EUR Function) × (JPY Function) × (GBP Function) × (CAD Function) × (SEK Function) × (CHF Function))]
  Initial Basket Level = 100 × [0.501435 × ((0.703057.60%) × (92.92013.60%) × (0.618811.90%) ×
          (1.10429.10%) × (7.27684.20%) × (1.06553.60%))]
  Initial Basket Level = 100 × 0.501435 × 1.569692
  Initial Basket Level = 78.71

Example 2: The Final Basket Level is 55.10, a decrease of 30% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is less than the Initial Basket Level is calculated as follows:

  Basket Return = 105% × [(78.71 - 55.10)/78.71] = 31.50%
  Redemption Amount = Principal × (1 + Basket Return)
  Redemption Amount = $1,000 × 1.315
  Redemption Amount = $1,315

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,315 per $1,000 principal amount of securities based on a leveraged return linked to the decline in the level of the Basket.

Example 3: The Final Basket Level is 78.71, equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 4: The Final Basket Level is 102.32, an increase of 30% from the Initial Basket Level. Because the Final Basket Level is greater than the Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities even though there has been an increase in the level of the Basket.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Currencies. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  THE SECURITIES DO NOT PAY INTEREST – We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Basket. If the Final Basket Level appreciates relative to the Initial Basket Level, you will receive only your principal amount of securities at maturity, subject to our ability to pay our obligations as they become due. The return on the securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

  •
  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the securities prior to maturity.

  •
  THE SPOT RATE ON THE TRADE DATE WILL BE DETERMINED AT THE DISCRETION OF THE CALCULATION AGENT – The Spot Rate on the Trade Date for each Basket Currency will be determined by the Calculation Agent and will not be based on the Fixing Source or Fixing Time definitions set forth on the cover page of this term sheet.

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  CHANGES IN THE EXCHANGE RATES OF THE BASKET CURRENCIES MAY OFFSET EACH OTHER – Movements in the exchange rates of the Basket Currencies may not correlate with each other. At a time when the value of the U.S. dollar depreciates relative to one or more of the Basket Currencies, the value of the U.S. dollar may not depreciate or may strengthen relative to one or more of the other Basket Currencies. Therefore, in calculating the Basket Return, decreases in the value of the U.S. dollar relative to one or more of the Basket Currencies may be moderated, or more than offset, by lesser decreases or increases in the value of the U.S. dollar relative to the other Basket Currencies.

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  THE BASKET CURRENCIES ARE NOT EQUALLY WEIGHTED – The securities are linked to a basket composed of six foreign currencies, each with a different weight used to determining the value of the Basket. One consequence of such an unequal weighting of the Basket Currencies is that if a higher-weighted Basket Currency performs poorly and a lower-weighted Basket Currency perform well, the Basket Level will reflect the poor performance of the higher-weighted Basket Currency more than it reflects the strong performance of the lower- weighted Basket Currency, which may have an adverse effect on the value of the securities. The following are the current weightings of the Basket Currencies: Eurozone euro—57.60%; Japanese yen—13.60%; British pound—11.90%; Canadian dollar—9.10%; Swedish krona—4.20%; Swiss franc—3.60%.

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  THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RISK – Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. The relative values of the U.S. dollar and each of the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

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  existing and expected rates of inflation;

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  existing and expected interest rate levels;

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  the balance of payments in the United States, Eurozone, Japan, United Kingdom, Canada, Sweden and Switzerland and between each country and its major trading partners; and

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  the extent of governmental surplus or deficit in the United States, Eurozone, Japan, United Kingdom, Canada, Sweden and Switzerland.

    All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, Eurozone, Japan, United Kingdom, Canada, Sweden and Switzerland and those of other countries important to international trade and finance.

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  THE RETURN ON THE SECURITIES IS LINKED TO THE PERFORMANCE OF THE CURRENCIES COMPOSING THE U.S. DOLLAR INDEX® – The return on the securities is linked to the performance of the U.S. dollar relative to a basket of six currencies. Even though the Basket Currencies are the currencies that currently comprise the U.S. Dollar Index®, the securities are not linked to the performance of the U.S. Dollar Index®. Investing in the securities is not equivalent to investing directly in the U.S. Dollar Index® and the value of the securities may not correspond with the value of the U.S. Dollar Index®.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  NO INTEREST PAYMENTS – As a holder of the securities, you will not receive interest payments.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the time to maturity of the securities;

    o
    interest and yield rates in the market generally as well as in each of the Basket Currencies' countries and in the United States;

    o
    the exchange rate and volatility of the exchange rate between the U.S. dollar, the Japanese yen, the British pound, the Canadian dollar, Swedish krona and the Swiss franc;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies or markets generally and which may affect the exchange rates of the Basket Currencies; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of each Basket Currency based on the exchange rates of such Basket Currency from January 1, 2004 through September 1, 2009. As used herein, the exchange rates are expressed as the number of units of such Basket Currency per one U.S. dollar. For each Basket Currency below, a lower exchange rate for a given year indicates a weakening of the U.S. dollar relative to the relevant Basket Currency, while a higher exchange rate indicates a strengthening of the U.S. dollar relative to that Basket Currency. The U.S. dollar-Eurozone euro exchange rate on September 1, 2009 was 0.703. The U.S. dollar-Japanese yen exchange rate on September 1, 2009 was 92.92. The U.S. dollar-British pound exchange rate on September 1, 2009 was 0.6188. The U.S. dollar-Canadian dollar exchange rate on September 1, 2009 was 1.1042. The U.S. dollar-Swedish krona exchange rate on September 1, 2009 was 7.2768. The U.S. dollar-Swiss franc exchange rate on September 1, 2009 was 1.0655. We obtained the exchange rates for the Basket Currencies from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical exchange rates of the Basket Currencies should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates of the U.S. dollar relative to the Basket Currencies on the Valuation Date. We cannot give you assurance that the performance of the Basket Currencies will result in any return in excess your initial investment.

Historical Performance of the Eurozone Euro
(expressed as the number of European Union euro per U.S. dollar)

Historical Performance of the Japanese Yen
(expressed as the number of Japanese yen per U.S. dollar)

Historical Performance of the British Pound
(expressed as the number of British pounds per U.S. dollar)

Historical Performance of the Canadian Dollar
(expressed as the number of Canadian dollars per U.S. dollar)

Historical Performance of the Swedish Krona
(expressed as the number of Swedish krona per U.S. dollar)

Historical Performance of the Swiss Franc
(expressed as the number of Swiss francs per U.S. dollar)

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and who purchase the securities at the "issue price" of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "Contingent Debt Obligations") in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

  •
  require you to accrue original issue discount at the comparable yield (as described below); and

  •
  generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the Maturity Date of the securities, that equals:

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  the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

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  multiplied by the number of days during the accrual period that you held the securities.

The "issue price" of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 2.368%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments (generally the redemption amount in excess of par paid upon the Maturity Date). For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $               of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received on the Maturity Date differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

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  first, reduce the amount of original issue discount required to be accrued in the current year;

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  second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

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  third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to Credit Suisse Securities (USA) LLC ("CSSU").

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions set forth on the cover page of this termsheet. CSSU may allow the same discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

CSSU may pay broker-dealers, at settlement, an amount up to 0.25% per annum on the principal amount of the securities for the term of the securities. In addition, an affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

For further information, please refer to "Underwriting" in the accompanying product supplement.

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